Exhibit 21.1
List of Subsidiaries

Entity Name	Jurisdiction of Incorporation or Formation

1560 Downing LLC	Delaware
1620 Central LLC	Delaware
355 Trimble Owner LLC	Delaware
455 Trimble Owner LLC	Delaware
Champa Street Lofts, LLC	Delaware
Detroit Street Denver LLC	Delaware
Highlands Property Management, LLC	Delaware
HRI Vue Venture LLC	Delaware
IA New Ulm Atlas, L.L.C.	Delaware
IA Orlando Palazzo, L.L.C.	Delaware
IA St. Paul Atlas, L.L.C.	Delaware
IVT PPD Hudson Associates, L.L.C.	Delaware
MB Bloomsburg Buckhorn LLC	Delaware
MB Columbus Hilliard, L.L.C.	Delaware
MB Evanston Sherman, L.L.C.	Delaware
MB Lincoln Mall, L.L.C.	Delaware
MB REIT (Florida), Inc.	Florida
Tennyson 44 Owner LLC	Delaware
The Lafayette Denver, LLC	Delaware
The Muse Owner LLC	Delaware
The Sterling Owner LLC	Delaware
The View Owner LLC	Delaware
Trimble-Junction Ventures, LLC	Delaware